Exhibit 5.1

EXHIBITS 5.1 AND 23.1

August 4, 2026

General Dynamics Corporation

11011 Sunset Hills Road

Reston, Virginia 20190

Re:	General Dynamics Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-297821, as amended (the “Registration Statement”), of General Dynamics Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement to the Registration Statement filed on August 4, 2026 in connection with the offering by the Company of up to 1,010,925 shares of the Company’s common stock, par value $1.00 per share, (the “Shares”), pursuant to an offer to rescind (the “Rescission Offer”) the sale of the Shares, which were acquired through the General Dynamics Stock Fund pursuant to the General Dynamics Corporation 401(k) Plan 6.0 and the General Dynamics Corporation 401(k) Plan for Represented Employees between July 1, 2025 and June 30, 2026.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinion above. This opinion is limited to the effect of the current state of the laws of the United States of America and the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

Gibson, Dunn & Crutcher LLP

One Embarcadero Center Suite 2600 | San Francisco, CA 94111-3715 | T: 415.393.8200 | F: 415.393.8306 | gibsondunn.com

August 4, 2026

We consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus supplement, which is a part of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP